Exhibit 21.1

List of Subsidiaries of Remedent, Inc.

We have the following wholly owned subsidiaries:

(1)	Remedent N.V., a Belgium corporation (“Remedent NV”);

(2)	Remedent Professional Holdings, Inc., a California corporation;

(3)	Remedent Professional, Inc., a California corporation (a subsidiary of Remedent Professional Holdings, Inc.), and

(4)	Glamtech-USA, Inc., a Delaware corporation (“Glamtech”).

Further, we have partial ownership interests in the following entities:

(i)
GlamSmile Asia Ltd., a private Hong Kong company –Remedent, Inc. has 50.98% ownership interest in GlamSmile Asia Ltd., which has the following subsidiaries : GlamSmile Studio in Hong Kong, GlamSmile Studio in Mainland China (Beijing) and the GlamSmile Production Lab, also located in China (Beijing)

(ii)	GlamSmile Deutschland GmbH, a German private company- Remedent N.V. has 51% ownership interest in GlamSmile Deutschland GmbH

(iii)	Remedent OTC BV, a Belgium corporation (“Remedent OTC”) – Remedent, N.V. has 50% ownership interest in Remedent OTC

(iv)
Sylphar Holding BV, a Dutch holding company (“Sylphar Holding”)-Remedent OTC has a 75% ownership interest  in Sylphar Holding.  As a result of  Remedent N.V.’s 50% ownership interest in Remedent OTC, Remedent, N.V. has a 37.5% ownership interest in Sylphar Holding.

(v)	Sylphar N.V., a Belgium corporation (wholly owned subsidiary of Sylphar Holding)

(vi)	Sylphar USA, Inc., a Nevada corporation (wholly owned subsidiary of Sylphar Holding)

(vii)	Sylphar Asia Pte Ltd, formerly Remedent Asia Pte Ltd, a Singapore company (wholly owned subsidiary of Sylphar Holding)